EXHIBIT 5.1


                                         July 23, 1998


Board of Directors
Equitex, Inc.
7615 Peakview Avenue, Bldg. 8
Englewood, CO 80111

Re:  Registration Statement on Form S-8
     Opinion of Counsel

Gentlemen:

     As counsel for Equitex, Inc. (the "Company"), a Delaware corporation, we have examined the Certificate of Incorporation, the Bylaws and Minutes of the Company and such other corporate records, documents and proceedings, and have considered such questions of law as we deemed relevant for the purpose of this opinion. We have also, as such counsel, examined the Company's Registration Statement on Form S-8 (the "Registration Statement"), which will be filed with the Securities and Exchange Commission today or shortly thereafter, covering the sale of an aggregate of up to 100,000 shares of the Company's common stock under the 1993 Stock Option Plan for Non-Employee Directors and 750,000 shares of the Company's common stock under the 1993 Stock Option Plan (collectively known as the "Shares") as described in, and in accordance with, the terms of the Registration Statement.

     Based upon the foregoing, we are of the opinion that the Shares, upon exercise of the options in accordance with their terms, will be duly and validly issued as fully paid and non-assessable shares of common stock of the Corporation.

     We hereby consent to the use of our name in such Registration Statement and to the filing of this opinion as Exhibit 5.1 thereto. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

                                         Very truly yours,

                                          FRIEDLOB SANDERSON RASKIN
                                             PAULSON & TOURTILLOTT, LLC